Exhibit 5.1

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October 1, 2021

Khosla Ventures Acquisition Co. II 2128 Sand Hill Road Menlo Park, California 94025

Re:    Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as special counsel to Khosla Ventures Acquisition Co. II, a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) 303,175,793 shares (the “Class B Merger Shares”) of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), to be issued in connection with the merger contemplated by that certain Agreement and Plan of Merger, dated as of July 6, 2020, as amended on October 1, 2021 (the “Business Combination Agreement”), by and among the Company, Nextdoor, Inc., a Delaware corporation (“Nextdoor”), and Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, (ii) 61,538,356 shares of Class B Common Stock (the “Class B Equity Awards Shares” and, together with the Class B Merger Shares, the “Class B Shares”) reserved for issuance upon the exercise or settlement of Nextdoor stock options and restricted stock units (“RSUs”), which will convert into stock options to purchase or RSUs for, respectively, shares of Class B Common Stock in accordance with the terms of the Business Combination Agreement, and (iii) 364,714,149 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares” and, together with the Class B Shares, the “Shares”), issuable upon conversion of the Class B Shares. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2021 (Registration No. 333-258033) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related proxy statement/prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

October 1, 2021 Page 1
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.    When the Class B Merger Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Nextdoor stockholders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Business Combination Agreement, the issue and sale of the Class B Merger Shares will have been duly authorized by all necessary corporate action of the Company, and the Class B Merger Shares will be validly issued, fully paid and nonassessable.
2.    When the Class B Equity Awards Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the terms of the applicable equity incentive plan, and assuming in each case that the individual issuances, grants or awards under the applicable equity incentive plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable equity incentive plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Class B Equity Awards Shares will have been duly authorized by all necessary corporate action of the Company, and the Class B Equity Awards Shares will be validly issued, fully paid and nonassessable.
3.    The Class A Shares have been duly authorized by all necessary corporate action of the Company and, upon the conversion of the Class B Shares into Class A shares in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Class A Shares will be validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus included in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP